   Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Joe Weigel	December 26, 2017
Director of Communications (317) 972-7006 Direct jweigel@celadongroup.com

Celadon Group Announces Amendment to Revolving Credit Facility

INDIANAPOLIS – December 26, 2017 – Celadon Group, Inc. (“Celadon” or the “Company”) (NYSE: CGI) today announced an amendment to its primary credit facility.

Credit Facility Amendment
On December 22, 2017 the Company completed an amendment of its revolving credit facility led by Bank of America, N.A. The primary amendments included the following:

•	Financial covenants re-set through March 31, 2018.
•	Increasing the maximum borrowing amount from approximately $192 million to $205 million.
•	Increasing the maximum outstanding amount (which includes borrowings and letters of credit) from $226.3 million to $230 million.
•	Increasing the interest rate for all borrowings to the greater of 8.0% or the applicable prime rate plus 3.75%.
•
Amending the calculation of the asset coverage ratio to permit the inclusion of up to $78.2 million of U.S. real property, and increasing the asset coverage ratio from 0.7:1.0 to 1.05:1.0 for periods ending prior to March 31, 2018 (the asset coverage ratio calculation still excludes certain assets not consisting of U.S. real property, U.S. rolling stock, and U.S. accounts receivable).

Paul Svindland, Chief Executive Officer, commented: “This amendment represents another important step towards refinancing our existing credit facility.  We expect the financial covenant relief and additional borrowing capacity to provide an appropriate time period for the refinancing process. Management continues to work diligently towards accomplishing a refinancing as early as possible.”

The full text of the amendment and required disclosures will be reported on a Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would be,” “intends,” “believes,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the expectation that the amendment will provide an appropriate time period for the refinancing, the covenant relief, and the additional borrowing capacity, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could cause actual results to differ from expectations, such as liquidity shortfalls, lower asset values, excess borrowing, and delays in negotiating, documenting, and closing a refinancing transaction, and various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

Back to Form 8-K